EXHIBIT 10.1.1
AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT
BETWEEN ENTERPRISE FINANCIAL SERVICES CORP AND PETER F. BENOIST

THIS AMENDMENT to the Executive Agreement is made by and between Peter F. Benoist (the “Executive”) and ENTERPRISE FINANCIAL SERVICES CORP, a Delaware corporation, (“Company”) effective as of November 3, 2016 (the “Effective Date”).

WHEREAS, the Company and Executive entered into a certain Executive Employment Agreement between Company and Executive, dated effective as of May 1, 2008, as amended by a certain First Amendment to Executive Employment Agreement, dated December 19, 2008, an Amendment to Executive Employment Agreement, dated effective as of March 25, 2013, an Amendment to Executive Employment Agreement, dated effective February 4, 2014 and an Amendment to Executive Employment Agreement dated effective as of October 29, 2015 (as so amended, the “Original Agreement”); and

WHEREAS, Company and Executive have mutually agreed to amend the Original Agreement;

NOW, THEREFORE, the Original Agreement is amended and restated as follows:

1.    Section 2.1 of the Original Agreement is hereby amended and restated to read in its entirety as follows:

2.1 Term. Except as otherwise provided herein, the initial term of Executive’s employment shall be for a period commencing on the Effective Date and ending on December 31, 2017 (the “Initial Term”). The term of Executive’s employment shall be automatically extended for successive one (1) year periods beginning on January 1 and ending on December 31 (each a “Renewal Term”) upon the same provisions for Base Salary and Targeted Bonus (as provided below) unless either the Company or Executive provides written notice (“Non-Renewal Notice”) to the other party at least ninety (90) days prior to the expiration of the Initial Term or then current Renewal Term, as applicable, that the term of this Agreement will not be renewed. The term during which Executive is an employee of the Company, including any Renewal Term, is referred to as the “Employment Term.” Notwithstanding the foregoing, the Employment Term will end immediately on the effective date of the Company’s appointment of a successor Chief Executive Officer, and upon the occurrence of such event Executive and the Company shall enter into a Retirement and Consulting Agreement (the “Consulting Agreement”), substantially in the form set forth as Exhibit A hereto. The obligations of Executive under Sections 7, 8 and 9 of this Agreement shall survive the termination of Executive’s employment with the Company and its Affiliates.

3.    Except as expressly amended pursuant to this Amendment, the Original Agreement shall continue in full force and effect without modification.

4.    Capitalized terms not defined herein shall have the meaning given them in the Original Agreement unless the context clearly and unambiguously requires otherwise.

IN WITNESS WHEREOF, the undersigned have executed this Amendment on the Effective Date.

ENTERPRISE FINANCIAL SERVICES CORP

By: /s/ John S. Eulich
Name: John S. Eulich
Title: Chairman of the Board

EXECUTIVE

/s/ Peter F. Benoist
Peter F. Benoist

EXHIBIT A

ENTERPRISE FINANCIAL SERVICES CORP
RETIREMENT AND CONSULTING AGREEMENT

This RETIREMENT AND CONSULTING AGREEMENT (the “Agreement”) is entered into by and between ENTERPRISE FINANCIAL SERVICES CORP, a Delaware Corporation (together with its Affiliates, the “Company”) and Peter F. Benoist (the “Executive”), effective as of __________ (the “Effective Date”).

WHEREAS, Executive currently serves as President and Chief Executive Officer of the Company, and a member of the Company’s Board of Directors (“Board”);

WHEREAS, Executive has expressed his intention to retire from employment with the Company, effective as of the Effective Date;

WHEREAS, the Company desires to engage Executive as a consultant to provide such advice as may be reasonably requested by the Company’s Chief Executive Officer; and

WHEREAS, Executive desires to provide consulting services to the Company under the terms and conditions hereinafter set forth;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1.    Resignation. Effective on the Effective Date, Executive shall resign from his position as President and Chief Executive Officer of the Company and shall cease to be an employee of the Company.

2.    Board Membership. Effective on the Effective Date, Executive shall resign from his position as a member of the Board of the Company.

3.    Benefit Plans. As of the Effective Date, Executive’s participation in any employee welfare benefit plan, retirement plan, deferred compensation arrangement, equity plan, incentive plan or other benefit shall terminate in accordance with the terms thereunder and Executive shall be treated as any similarly situated former employee unless otherwise specifically provided herein.

a.    The Company shall pay Executive a single lump sum equal to the aggregate amount of COBRA health insurance premiums for the Consulting Period (as defined below), based on the Executive’s coverage elections in effect immediately prior to the Effective Date promptly after the Effective Date, but in any event such payment shall be made no later than 2 ½ months following the end of the calendar year in which Executive retires. If the Company determines that the payment provided by this section is taxable, the payment will be grossed-up so that the net amount received by Executive, after subtraction of all taxes applicable to the payment plus the gross-up amount, will equal the aggregate amount of COBRA health insurance premiums for the Consulting Period.

b.    Executive will be eligible to receive an annual incentive for 2017 under the Company’s Annual Incentive Plan, based on actual performance of the Company in 2017 relative to Company objectives established under such Annual Incentive Plan. The annual incentive shall be payable in a single lump sum at the same time that payments are made to other participants in the Company’s Annual Incentive Plan for the fiscal year pursuant to the terms of the plan.

c.    All shares of restricted stock issued to Executive on May 8, 2013 that, as of the Effective Date, have not vested shall, as of the Effective Date, become immediately 100% vested in accordance with the terms and conditions of the award agreements and the Enterprise Financial Services Corp 2002 Stock Incentive Plan.

d.    Awards to Executive under the Company’s Long-Term Incentive Plan with grant dates of February 17, 2015 and January 27, 2016 respectively, shall continue to accrue and be paid out under the terms of such plan without regard to the requirement that the Executive be employed on the Award Date. To the extent not already vested, the grant under the Company’s Long-Term Incentive Plan for the 2014-2016 performance period shall immediately become 100% vested as of the Effective Date and paid in accordance with the terms of the existing award.

e.    To the extent convertible under the applicable plans, Executive shall have the right to convert the term life insurance coverages and supplemental disability income insurance in place as of the Effective Date.

4.    Consulting Services. Subject to the terms and provisions of this Agreement, Executive shall provide such advice as may be reasonably requested by the Company’s Chief Executive Officer, commensurate with his status and experience, for a period commencing on the Effective Date and ending on the later of (i) the date that is six months from the Effective Date or (ii) December 31, 2017 (the “Consulting Period”). The parties acknowledge and agree that the Executive’s fulfillment of his obligations to the Company hereunder will require the Executive to be available to provide services for up to 20 hours per week on average.

5.    Compensation. With respect to the consulting services rendered under this Agreement, Executive shall receive an annualized amount of $[base salary in effect on the Effective Date], payable in bi-weekly installments of $__________, with the first payment commencing on __________; provided Executive fulfills all assigned duties and complies with the terms of this Agreement. The Company will also reimburse Executive for reasonable expenses incurred in connection with providing consulting services hereunder, such reimbursement to be made promptly following the Company’s review of expense reports documented by Executive in accordance with Company policies and procedures. In no event will such reimbursements be made later than the last day of the taxable year following the year in which the expenses were incurred.

6.    Taxes. Executive agrees that as an independent contractor, he is solely responsible for the reporting and payment of all federal, state and local taxes, of any type whatsoever, from any compensation arising from his consulting services.

7.    Attorney Review; Time for Execution; Revocation; Acknowledgements. The Company hereby advises Executive to consult with an attorney prior to executing this Agreement. The Executive shall be entitled to reimbursement of reasonable attorney’s fees in connection with the review and execution of this Agreement.

8.    Release. The rights, privileges, benefits and compensation (“Benefits”) provided pursuant to this Agreement shall be conditioned upon Executive’s timely execution after the Effective Date of the release attached hereto as Exhibit A, which has become effective and irrevocable in accordance with its terms. In the event Executive fails to timely execute and submit the required release or if the Executive subsequently revokes the release, or revokes acceptance of this Agreement, the Company shall have no obligation to provide any part of the Benefits described in this Agreement and may enforce its right to recover any Benefits provided to Executive under this Agreement.

9.    Restrictive Covenants.

a.    Executive agrees that, during the Consulting Period and for a period of one year following any termination thereof, Executive shall not, without the prior written consent of the Company, directly or indirectly, own, manage, operate, control, be connected with as an officer, employee, partner, consultant or otherwise, or otherwise engage or participate in (except as an employee of, or a consultant for, the Company, or its Affiliates) any Person engaged in the operation, ownership or management of a bank, trust company, wealth management or financial services business within the Metropolitan Statistical Areas of St. Louis, Kansas City, Phoenix or any other city in which the Company or any of its Affiliates has an office at the time of such termination. Notwithstanding the foregoing, the ownership by Executive of less than 1% of any class of the outstanding capital stock of any corporation conducting such a competitive business which is regularly traded on a national securities exchange or in the over-the-counter market shall not be a violation of the foregoing covenant.

b.    Executive agrees that, during the Consulting Period and for a period of one year following any termination thereof, Executive shall not, except on behalf of or with the prior written consent of the Company, directly or indirectly, entice or induce, or attempt to entice or induce, any employee of the Company or any of its Affiliates to leave such employ, or employ any such person in any business similar to or in competition with that of the Company. Executive hereby acknowledges and agrees that the provisions set forth in this subsection 9.b constitute a reasonable restriction on his ability to compete with the Company. The foregoing notwithstanding, this restriction will not apply to Executive’s current Corporate Secretary and Assistant.

c.    As used herein, "Protected Customer" means (i) any Person or its/his/her Affiliate for whom the Company or any of its Affiliates has provided wealth management, investment, banking, trust, insurance or other financial services during a period of one (1) year prior to the termination of this Agreement or (ii) any Person or its/his/her Affiliate whom the Company or any of its Affiliates had made a proposal to provide wealth management, investment, banking, trust, insurance or other financial services at any time within six (6) months preceding the termination of this Agreement.

d.    As used herein, "Non-Solicitation Period" means the Consulting Period and a period of two (2) years following the date of termination thereof.

e.    During the Non-Solicitation Period, Executive shall not, directly or indirectly, whether alone or in association, or combination with any other Person, or as an officer, director, shareholder, member, manager, employee, agent, independent contractor, consultant, advisor, joint-venturer, partner or otherwise, and whether or not for pecuniary benefit:

i.    solicit, take away, attempt to take away, divert, or attempt to divert any Protected Customer from the Company or its Affiliates; or

ii.    induce, attempt to induce or aid any Person in inducing any Protected Customer to cease doing business with the Company or any of its Affiliates, or in any way interfere with the relationship between any Protected Customer and the Company or any or its Affiliates.

f.    During the Non-Solicitation Period, Executive shall not be employed by or act as a consultant for any Person which directly, or through any of its Affiliates, solicits, takes away, attempts to take away, diverts, or attempts to divert any Protected Customer from the Company or any of its Affiliates. Before Executive becomes employed by or becomes a consultant for a Person during a Non-Solicitation Period, Executive shall inform such Person of the provisions of this Section 9.f and shall cause such Person to sign a document acknowledging this provision and agreeing with the Company, on behalf of itself and its Affiliates, to abide to the terms of such obligation to not solicit, take away, attempt to take away divert or attempt to divert any Protected Customer, and deliver such document to the Company.

g.    The parties hereto agree that, in the event a court of competent jurisdiction shall determine that the geographical or durational elements of this covenant are unenforceable, such determination shall not render the entire covenant unenforceable. Rather, the excessive aspects of the covenant shall be reduced to the threshold which is enforceable, and the remaining aspects shall not be affected thereby.

h.    Executive acknowledges that the extent of damages to the Company from a breach of Section 9 of this Agreement would not be readily quantifiable or ascertainable, that monetary damages would be inadequate to make the Company whole in case of such a breach, and that there is not and would not be an adequate remedy at law for such a breach. Therefore, Executive specifically agrees that the Company is entitled to injunctive or other equitable relief (without any requirement to post any bond or other security) from a breach of Section 9 of this Agreement, and hereby waives and covenants not to assert against a prayer for such relief that there exists an adequate remedy at law, in monetary damages or otherwise.

10.    Duty to Defend and Indemnify. Company agrees to defend and indemnify Executive with respect to any legal claims arising out of Executive’s proper exercising of his duties on behalf of the Company and shall continue to include Executive as a scheduled Executive, Employee and/or Covered Person on all Directors and Officers Policies and Employment Liability Policies during the Consulting Period.

11.    Severability. The provisions of this Agreement are fully severable. Therefore, if any provision of this Agreement is for any reason determined to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability will not affect the validity or enforceability of any of the remaining provisions. Furthermore, any invalid or unenforceable provisions shall be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or, if such provision cannot under any circumstances be modified or restricted, it shall be excised from the Agreement without affecting the validity or enforceability of any of the remaining provisions.

12.    Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive with respect to the subject matters of this Agreement and supersedes all prior negotiations and agreements, whether written or oral. This Agreement may not be altered or amended except by a written document executed by both parties. Executive represents and acknowledges that in executing this Agreement he has not relied upon any representation or statement not set forth herein made by the Company or any of its affiliates, agents, representatives, or attorneys, with regard to the subject matters, basis or effect of this Agreement, the Company, its business or its stock, or any other matter.

13.    Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, Executive and his personal and legal representatives, heirs, devisees, executors, successors, and assigns, and the Company and its successors and assigns. Notwithstanding the foregoing, this Agreement, including the obligations, rights and benefits hereunder, may not be assigned to any party by Executive.

14.    Paragraph Headings. Paragraph headings herein are for convenience and reference only and in no way define, limit or enlarge the rights and obligations of the parties under this Agreement.

15.    Governing Law and Venue. This Agreement and any amendments to this Agreement shall be construed and interpreted in accordance with the laws of the State of Missouri, without regard to conflicts of law principles, except to the extent preempted by Federal law. In the event of litigation arising out of or in connection with this Agreement, the parties hereto agree to submit to the jurisdiction of Federal and state courts located in the state of Missouri.

16.    Notice. All notices, requests and demands to or upon the respective parties hereto shall be sent by hand, certified mail, overnight air courier service, in each case with all applicable charges paid or otherwise provided for, addressed as follows, or to such other address as may hereafter be designated in writing by the respective parties hereto:

To Company:	To Executive:
Enterprise Financial Services Corp	At his current residential address on file with
150 North Meramec	the Company.
Clayton, Missouri 63105
Attention: President and Corporate Secretary

17.    Certain Definitions. As used herein, the following definitions shall apply:

“Affiliate” with respect to any person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.

“Control” with respect to any Person, means the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Person” means any natural person, firm, partnership, limited liability company, association, corporation, company, trust business trust, governmental authority or other entity.

“Subsidiary” with respect to any Person, means each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing 50% or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.

IN WITNESS WHEREOF, the undersigned have executed this Retirement and Consulting Agreement on the date(s) identified below.

ENTERPRISE FINANCIAL SERVICES CORP	EXECUTIVE

Name:
Date:	Date:

EXHIBIT A

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Settlement Agreement and General Release (the “Agreement”) is made and entered into on the date last below written by and between ENTERPRISE FINANCIAL SERVICES CORP, a Delaware corporation (the “Company”), the principal business address of which is 150 North Meramec Avenue, St. Louis, MO 63105, and Peter F. Benoist (“Executive”).

WHEREAS, Executive was employed by the Company on _________________; and

WHEREAS, Executive is currently employed as President and Chief Executive Officer of the Company; and

WHEREAS, the Company and Executive desire to sever the employment relationship between them in a manner mutually beneficial to both parties,

NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants and promises set forth herein, the adequacy of which is acknowledged by each of the parties, it is hereby agreed as follows.

Termination of Employment

Executive’s employment with the Company shall terminate effective as of __________ (“Termination Date”). This Agreement shall be effective as of the eighth day following the date on which it is executed by Executive without Executive having exercised his/her revocation right described below (the “Effective Date”). This Agreement must be executed after the Termination Date and returned to the Company by __________ to be effective. The Company and Executive agree that nothing contained in this Agreement is an admission by any party hereto of any wrongdoing, either in violation of an applicable law or otherwise, and that nothing in this Agreement is to be construed as such by any person.

The Company shall provide the rights, privileges, benefits and compensation to Executive (the “Benefits”) as set forth in the Enterprise Financial Services Corp Retirement and Consulting Agreement, entered by and between Company and Executive, effective __________.

Non-Disparagement

Executive agrees that Executive will not, at any time after the date hereof, make any statement or take or omit to take any action, the effect of which is to criticize or otherwise disparage in any way the Company or any of its management, directors, employees, agents, attorneys, shareholders, clients, personal representatives, or assigns. Executive further agrees that Executive will not interfere in any manner with the business of the Company or its management, directors, employees or shareholders. The Company agrees that it will not, at any time after the date hereof, make any statement or take or omit to take any action, the effect of which is to criticize or otherwise disparage in any way Executive and will not contest Executive’s claim for unemployment benefits.

General Release

Executive, in consideration of the Benefits, and with the intent of binding Executive, Executive’s heirs, personal representatives, administrators, successors, and assigns, hereby releases, acquits and forever discharges the Company and all its present, former, and future officers, directors, employees, agents, attorneys, divisions, subsidiaries, predecessors, successors, related companies, shareholders, partners, and members of all of them, personal representatives, and assigns (“Released Parties”), from and against any and all claims, charges, demands, rights of action, liabilities (including attorneys’ fees and costs actually incurred), judgments, jury verdicts, or lawsuits arising on or before the Effective Date, including but not limited to: (l) any and all claims relating to alleged discrimination or otherwise relating to terms and conditions of Executive’s employment, including but not limited to, any and all actions arising under Title VII, the Age Discrimination in Employment Act, the Missouri Human Rights Act, 42 U.S.C. §1981, COBRA, The Older Workers’ Benefit Protection Act (OWBPA), Employment Retirement Income Security Act (ERISA), Family Medical Leave Act (FMLA), Fair Labor Standard Act (FLSA), Missouri Workers’ Compensation Act, the Americans with Disabilities Act, the Genetic Information Non-Discrimination Act (GINA), and any and all other local State or Federal laws or regulations; (2) any and all actions for breach of contract, violation of public policy, promissory estoppel, fraud, negligence, wrongful or retaliatory discharge, defamation, intentional infliction of emotional distress, and/or other personal or business injury; (3) any and all rights to or claims for compensation (including, but not limited to, salary, severance pay, paid time off pay, bonuses, incentives, pension, insurance, or any other employment or fringe benefits or compensation of any kind whatsoever) except as provided for in this Agreement, rights to or claims for liquidated damages, rights to or claims for reinstatement, rights to or claims for contract, compensatory, exemplary or punitive damages, rights to or claims for injunctive relief, rights to or claims for front pay, rights to or claims for expenses, costs, or attorneys’ fees; (4) any and all claims under any and all employment agreements or offer letters Executive has had with or received from the Company; and (5) any and all claims for losses or damages of whatsoever kind or nature which Executive now has or has ever had, both known or unknown, against the Company and/or all its present, former and future officers, directors, employees, agents, attorneys, divisions, subsidiaries, predecessors, successors, related companies, administrators, personal representatives, and assigns. Executive hereby expressly waives the benefit of any statute or rule of law, which, if applied to this Agreement, would otherwise exclude from its binding effect any claims not now known by Executive to exist. Executive further acknowledges, understands and agrees that any claims Executive may have against the Company as expressed above are hereby released and waived for all purposes and all times.

Executive further explicitly waives all required notices under any state or federal WARN act, all rights to future employment with the Company, and agrees not to apply for employment with the Company. This release expressly extends to all claims based on the present and future effects of past acts of the Company.

Executive further agrees that neither he nor any person, organization or any other entity acting on his behalf has filed or will file, claim or sue, or cause or permit to be filed, any other complaints, claim or grievance against the Company at any time hereafter involving any matter occurring in the past up to the date of this Agreement. In the event that any such claim, cause or suit is filed and Executive fails to withdraw or cause to be withdrawn such claim, cause or suit within thirty (30) days of receiving written notice from Company, Executive agrees that the Company’s obligation to provide the Benefits referred to herein shall terminate immediately, and Executive shall (i) repay to the Company any Benefits provided; (ii) pay all costs incurred by the Company, including reasonable attorneys’ fees, in defending against such a claim; and (iii) pay all other damages awarded by a court of competent jurisdiction.

This Agreement shall not limit, in any way, Executive’s right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the Securities and Exchange Commission or any other administrative agency to the extent that applicable law requires that Executive be permitted to do so. Executive agrees that Executive has waived Executive’s right to monetary or other recovery from any claim pursued with the Equal Employment Opportunity Commission on Executive’s behalf arising out of or related to Executive’s employment with and/or separation from employment with the Company.

Nothing in this Agreement shall be construed to mean that Executive is waiving or releasing claims to enforce this Agreement, including, but not limited to, Executive’s right to the Benefits, claims for workers’ compensation benefits, claims for unemployment benefits, claims for any vested benefits owed to Executive, claims for any vested rights Executive may have under any retirement plan of the Company, claims for rights under COBRA or claims arising after the date Executive executes this Agreement.

Executive understands and agrees that the General Release above applies to and includes all known, suspected, unknown or unsuspected claims, consequences or results.

Executive represents and warrants that, to the best of Executive’s knowledge, Executive possesses no federal or state leave claims, Fair Labor Standards Act (“FLSA”) claims, or workers’ compensation claims against the Released

Parties. Executive further represents and warrants that Executive has received any and all compensation pursuant to state and federal wage and hour laws and any and all leave pursuant to the FMLA or any other federal or state law to which Executive may have been entitled as an employee of the Company, and that Executive is not currently aware of any facts or circumstances constituting a violation of any federal or state leave laws, the FLSA, or of any workers’ compensation statute.

Age Claim Waiver

Executive understands that there is included within the release given by Executive in the immediately preceding section a release and waiver of all rights and claims Executive may have under the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq. (the “ADEA”). In order to comply with the Act, the Company hereby advises Executive as follows:

(a)    Executive has the right, and is encouraged to, consult with an attorney prior to executing this Agreement.

(b)    The waiver and release of rights and claims under the ADEA pertains only to rights and claims arising on or before the Effective Date of this Agreement, but not to rights and claims under the ADEA that arise after the Effective Date of this Agreement.

(c)    Executive shall have a period of more than twenty-one (21) days after the date on which this Agreement is delivered to Executive to consider whether or not to execute it. Executive acknowledges receipt of this Agreement on ____________.

(d)    Notwithstanding any other provisions hereof, this Agreement shall not become effective until 7 days have passed following the date on which it is executed by Executive. During said 7-day period, Executive may revoke this Agreement by notice in writing to the Company, in which case this Agreement shall be null and void and unenforceable by either party and Executive shall not be entitled to receive the Benefits from the Company. Notice pursuant to this section shall be directed to Loren White, 1281 North Warson Road, St. Louis, MO 63132.

(e)    If Executive revokes acceptance of this Agreement, the Company shall have no obligation to pay any part of the Benefits described in this Agreement.

(f)    Executive confirms that this Agreement is written in a manner calculated to be understood, and that Executive understands the intended effect of each and every provision of this Agreement.

(g)    Executive has had a reasonable amount of time to consider the terms of this Agreement.

(h)    Executive has decided to accept this Agreement knowingly, voluntarily and without duress or coercion of any kind.

Confidentiality

As a material inducement to entering into this Agreement, both parties represent and agree that they will keep the terms, amount and fact of this Agreement completely confidential, and will not disclose to any third party the terms and conditions of this Agreement except as may be necessary to establish or assert rights hereunder or as may be required by law or applicable regulation; provided, however, that any party may, on a confidential basis, disclose this Agreement to that party’s spouse, accountants, attorneys, and financial advisors.

Nondisclosure

Except as otherwise provided herein, Executive will not, except as authorized by the Company in writing or as required by any law, rule or regulation after providing prior written notice to the Company within sufficient time for the Company to object to production or disclosure or quash subpoenas related to the same, during or at any time after the Termination Date, directly or indirectly, use for Executive’s benefit or for the benefit of others, or disclose, communicate, divulge, furnish to, or convey to any other person, firm, or company, any secret or confidential information, knowledge or data of the Company or that of third parties obtained by Executive during the period of Executive’s employment with the Company, and such information, knowledge or data includes, without limitation, the following: (1) secret or confidential matters of a technical nature such as, but not limited to, methods, know-how, formulations, compositions, processes, computer programs, and similar items or research projects involving such items, (2) secret or confidential matters of a business nature such as, but not limited to, marketing policies or strategies, (3) secret or confidential matters pertaining to future developments such as, but not limited to, research and development or future marketing or merchandising; (4) the Company’s Trade Secrets; and (5) the personal or business financial information of the Company’s customers. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to the Securities and Exchange Commission or making other disclosures that are protected under the whistleblower provisions of federal law or regulation (including pursuant to Rule 21F under the Securities Exchange Act of 1934) without notice to the Company.

Return of Property

Any documents in any way related to the Company and/or its customers or prospective customers shall be and remain the sole and exclusive property of the Company (“Company Documents”) and any Company Documents in the possession of Executive, except those that the Company deems necessary for Executive to carry out Executive’s consulting duties, will be returned to the Company on the Termination Date or such other date as may be requested by the Company. The term “document” is used in the broadest sense and includes, but is not limited to meaning, any writing or recording, graphic or other matter, whether produced, reproduced or stored on any medium. Executive agrees that the return of all Company Property is one of the conditions precedent to the Company’s obligations under this Agreement.

General Provisions

Entire Agreement, Amendments. The provisions hereof constitute the entire and only Agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, commitments, representations, understandings, or negotiations, oral or written, and all other communications relating to the subject matter hereof. No amendment or modification of any provision of this Agreement will be effective unless set forth in a document that purports to amend this Agreement and is executed by all parties hereto.

Acknowledgement. Executive acknowledges that Executive has read this entire Agreement and fully understands its terms and conditions; that Executive was advised to obtain legal counsel and/or representation to review this Agreement and that Executive has done so; that Executive may revoke this Agreement by written notice to Employer within seven (7) days after the last signature hereon; that no other representations have been made to Executive other than those contained herein; and that Executive enters into this Agreement of Executive’s own free will and choice with no undue influence, fraud, pressure, duress, or coercion by Employer.

Binding Effect; Third Party Beneficiaries. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, successors, and assigns. Except as expressly set forth herein, this Agreement is not intended to confer any rights or remedies upon any other person or entity.

Assignment. Neither party shall sell, transfer, assign, nor subcontract any right or obligation hereunder except as expressly provided herein without the prior written consent of each other party. Any act in derogation of the foregoing shall be null and void.

Governing Law. The validity, construction, and performance of this Agreement shall be governed by and in accordance with the internal laws of the State of Missouri.

Waivers. No waiver by any party hereto of any condition or provision of this Agreement to be performed by another party shall be valid unless in writing, and no such valid waiver shall be deemed a waiver of any similar or dissimilar provisions or conditions contained in this Agreement at the same or at any prior or subsequent time.

Notice. All notices provided for in this Agreement shall be in writing and shall be given either (i) by actual delivery of the notice to the party entitled thereto or (ii) by depositing the same with the United States Postal Service, certified mail, return receipt requested, postage prepaid, to the address of the party entitled thereto. The notice shall be deemed to have been received in case (i) on the date of its actual receipt by the party entitled thereto and, in case (ii), two days after the date of its deposit with the United States Postal Service.

Severability. The terms and conditions of this Agreement are severable, and if any provision hereof is found to be in violation or contravention of law, such provision shall, to the extent so found, be deemed not to be a part of this Agreement, and the remainder of this Agreement shall remain in full force and effect.

Specific Performance. Executive specifically agrees that the Company shall be entitled to obtain specific performance and may sue in any court of competent jurisdiction to enjoin any breach, threatened or actual, of the covenants and promises contained in that Section of this Agreement and shall be entitled; and that, in connection with any such litigation, the Company may also sue to obtain damages for default under or breach of the provision of any of said Section.

Costs and Expenses. If either party shall commence a proceeding against the other to enforce and/or recover damages for breach of this Agreement, the prevailing party in such proceeding shall be entitled to recover from the other party all reasonable costs, attorneys’ fees and expenses of enforcement and collection of any and all remedies and damages, or all reasonable costs, attorneys’ fees and expenses of defense, as the case may be.

Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

COMPANY:	ENTERPRISE FINANCIAL SERVICES CORP

By:
Print Name:
Date:

EXECUTIVE:

Signature:
Date: